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                                                                      EXHIBIT 18

August 11, 2005

Board of Directors
Oxford Industries, Inc. and subsidiaries

Note 1 of the notes to the consolidated financial statements of Oxford Industries, Inc. and subsidiaries included in its Form 10-K for the period ended June 3, 2005 describes a change in the date of the Company's annual goodwill and intangible assets with indefinite lives impairment test required under Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets from the last day of the Company's first fiscal quarter to the first day of the Company's fourth fiscal quarter. There are no authoritative criteria for determining a 'preferable' date for performing the annual goodwill impairment test based on the particular circumstances; however, we conclude that such change in the method of applying SFAS No. 142 is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances.

                                               Very truly yours,

                                               /s/Ernst & Young LLP